Exhibit 99.1

UNIT PURCHASE OPTION REPURCHASE AGREEMENT

THIS UNIT PURCHASE OPTION REPURCHASE AGREEMENT (the “Agreement”) is made as of this 16th day of July, 2007, by and between HIGHBURY FINANCIAL INC., a Delaware corporation (the “Company”), and HYDE STREET HOLDINGS LLC (“Seller”).

WITNESETH:

WHEREAS, Seller is the registered owner of a purchase option (the “Purchase Option”) originally issued to Seller on January 31, 2006 to purchase up to 168,334 units (“Units”) of the Company.

WHEREAS, the Company wishes to purchase from the Seller, and the Seller wishes to sell to the Company, the Purchase Option on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Sale and Purchase of the Purchase Option. The Seller hereby sells, assigns, transfers and delivers to the Company, and the Company hereby purchases, accepts, assumes and receives from the Seller, all right, title and interest in and to the Purchase Option.

2. Purchase Price. The purchase price for the Purchase Option is $3.86138 per Unit, or Six Hundred Fifty Thousand One Dollars and Ninety-Three Cents ($650,001.93) in the aggregate (the “Purchase Price”).

3. Deliveries. Simultaneously with the execution and delivery of this Agreement:

(a) the Seller has delivered to the Company the certificate representing the Purchase Option, together with a stock power and assignment duly endorsed in blank in the form attached hereto as Exhibit A; and

(b) the Company has delivered to the Seller the Purchase Price by wire transfer of U.S. Dollars in immediately available funds at the account described on Exhibit B.

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Company as follows:

(a) Seller is validly existing and is in good standing under the laws of the jurisdiction of its organization.

(b) Seller has full legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(d) Seller owns of record the Purchase Option and is assigning it to the Company free and clear of all “adverse claims” (as such term is defined in Section 8-102(a)(1) of the Uniform Commercial Code of the State of New York).

(e) The execution and delivery of this Agreement by Seller does not, and the performance of the terms of this Agreement by Seller will not, (i) require Seller to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign; (ii) conflict with or violate the organizational documents of Seller; (iii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Seller or its properties and assets; (iv) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Seller or by which any property or asset of Seller is bound; or (v) violate any other agreement to which Seller is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, or voting trust.

(f) Seller acknowledges that (i) the Company may have possession of material, non-public information concerning the Company and its securities (collectively, the “Excluded Information”) and the Company is not sharing the Excluded Information with Seller; (ii) Seller does not possess or have access to the Excluded Information, and, as a consequence, there may exist a disparity of information between the Company and the Seller with respect to the Company and its securities, including the Purchase Option; (iii) the Excluded Information could be indicative of a value of the Purchase Option that is higher than the Purchase Price reflected in the sale or could otherwise be adverse to the Seller; and (iv) the Excluded Information may be material to Seller’s decision to sell the Purchase Option.

(g) Seller has not requested the Excluded Information and agrees that the Company shall not be obligated to disclose any Excluded Information to the Seller and that the Company shall have no liability with respect to any non-disclosure of the Excluded Information. As a condition to the Company’s agreement to buy the Purchase Option, to the fullest extent permitted by law, the Seller hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments, liens and executions, claims and causes of action, whether known or unknown, now or hereafter arising against the Company, based upon or relating to such non-disclosure or the Seller’s failure to review the Excluded Information and further covenants not to sue the Company for any loss, damage or liability arising from or relating to the sale of the Purchase Option.

(h) Seller (i) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) has not relied upon the Company for any investigation into, assessment of, or evaluation with respect to the Purchase Option, the Company and/or the transactions contemplated hereby. The Seller further acknowledges that the Company has not made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value, terms or enforceability of the Purchase Option.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Seller as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) The Company has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Company, have been duly and validly authorized by all necessary action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(d) The execution and delivery of this Agreement by the Company does not, and the performance of the terms of this Agreement by the Company will not, (i) require the Company to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign; (ii) conflict with or violate the organizational documents of the Company; (iii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Company or its properties and assets; (iv) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound; or (v) violate any other agreement to which the Company is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, or voting trust.

6. Survival of Representations and Warranties. The representations and warranties set forth in Sections 4 and 5 of this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be enforced in such State, without reference to any choice of law rules that would require the application of the laws of any other jurisdiction.

8. Entire Agreement and Waiver. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and arrangements, written or oral, relating to the subject matter hereof. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in a writing signed by a duly authorized officer or each of the Company or Seller. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a continuing wavier unless otherwise expressly provided.

9. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective heirs, personal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

11. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Specific Performance.  The rights of the parties under this Agreement are unique and, accordingly, the parties shall have the right, in addition to such other remedies as may be available to any of them at law or in equity, to enforce their rights hereunder by actions for specific performance in addition to any other legal or equitable remedies they might have to the extent permitted by law.

13. Notice. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be given in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, facsimile or electronic mail. Notice shall be deemed sufficiently given for all purposes upon the earlier of (i) the date received, (ii) if sent by reputable overnight courier, one business day after it is deposited with such courier, or (iii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addresses as provided below. If any such notice is hand delivered, the delivery shall be affected upon receipted delivery. Notices shall be given as follows:

(a)	If to the Company, to:

Highbury Financial Inc.
999 18th Street
Suite 3000
Denver, CO 80202
Attention: Bradley Forth
Executive Vice President

(b)	If to the Seller, to:

Hyde Street Holdings, LLC
600 Montgomery Street
San Francisco, CA 94111
Attention: Jerry Joondeph, General Counsel

or to such other place as any party may designate as to itself by written notice to the other party.

14. Miscellaneous. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement shall be deemed drafted by both parties, and it shall not be construed against either party as the drafter of the document. Words such as “herein”, hereinafter”, “hereof”, “hereby” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Words importing the masculine gender shall include the feminine gender, and vice versa.

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IN WITNESS WHEREOF, the parties have executed this Unit Purchase Option Repurchase Agreement as of the date first above written.

HIGHBURY FINANCIAL INC. By: /s/ Richard S. Foote Name: Richard S. Foote Title: President & CEO

HYDE STREET HOLDINGS LLC By: /s/ Peter Coleman Name: Peter Coleman Title: Manager

Exhibit A to Unit Purchase Option Repurchase Agreement

ASSIGNMENT

FOR VALUE RECEIVED, Hyde Street Holdings LLC does hereby sell, assign and transfer unto HIGHBURY FINANCIAL INC. (the “Company”) the right to purchase 168,334 Units of the Company evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: July 16, 2007

/s/ Peter Coleman Signature /s/ Wilson Lee Signature Guaranteed

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM

Ex. A